April 2010

Pricing Sheet dated April 16, 2010 relating to
Preliminary Terms No. 367 dated April 14, 2010 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Index LASERSSM Based on the Value of the Dow Jones Industrial AverageSM due April 22, 2013
Index Leading Stockmarket Return Securities
PRICING TERMS – APRIL 16, 2010
Issuer:	Morgan Stanley
Aggregate principal amount:	$7,300,000
Stated principal amount:	$10 per LASERS
Issue price:	$10 per LASERS
Pricing date:	April 16, 2010
Original issue date:	April 22, 2010 (4 business days after the pricing date)
Maturity date:	April 22, 2013
Underlying index:	Dow Jones Industrial AverageSM
Payment at maturity:	$10 + index return amount. This payment may be greater than, equal to or less than the stated principal amount.
Index return amount:
If the index value is greater than the downside threshold value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:
$10  x  [the greater of (i) the index percent change and (ii) the fixed percentage]
If the index value is less than or equal to the downside threshold value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:
$10  x  the index percent change
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero. There is no minimum payment at maturity on the LASERS.

Fixed percentage:	17%
Index value:
At any time on any day, the value of the underlying index published at such time on such day under the Bloomberg ticker symbol “INDU,” or in the case of any successor index, the Bloomberg ticker symbol for such index.

Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	11,018.66, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Downside threshold value:	8,263.995, which is 75% of the initial index value
Valuation date:	April 17, 2013, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	617484480
ISIN:	US6174844802
Listing:	The LASERS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per LASERS	$10	$0.30	$9.70
Total	$7,300,000	$219,000	$7,081,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each LASERS they sell.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” on page 8 of the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for LASERS.

“Dow Jones Industrial AverageSM,” “Dow JonesSM” and “DJIASM” are service marks of Dow Jones & Company, Inc. and have been licensed for use by Morgan Stanley. The LASERS are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc., and Dow Jones & Company, Inc. makes no representation regarding the advisability of investing in the LASERS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 367 dated April 14, 2010
Prospectus Supplement for LASERS dated February 23, 2010
Prospectus dated December 23, 2008

THE LASERS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.